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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
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         Date of Report (date of earliest event reported): July 26, 2000

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                                  I-STORM, INC.


             (Exact name of registrant as specified in its charter)

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           NEVADA                      2-93477-D                  87-0410127
(State or other jurisdiction of      (Commission File          (I.R.S. Employer
    incorporation)                      Number)              Identification No.)



                       2440 WEST EL CAMINO REAL, SUITE 520
                         MOUNTAIN VIEW, CALIFORNIA 94040
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (650) 318-0300


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ITEM 5.  OTHER EVENTS

I-STORM, INC. ENTERS INTO STOCK PURCHASE AGREEMENT AND RESELLER ARRANGEMENT WITH PURCHASEPRO.COM, INC.

I-Storm, Inc. ("I-Storm" or the "Company") has entered into a strategic alliance with Purchase Pro.com, Inc. ("Purchase Pro") (Nasdaq: PPRO), a leading provider of Internet business-to-business electronic commerce services. Under the terms of the strategic alliance, Purchase Pro has made an equity investment of $1,000,000 in the Company by purchasing 81,633 shares of I-Storm's Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock") at a price of $12.25 per share. The Series D Preferred Stock is convertible into the Common Stock of the Company at a price of no less than $2.80 per share and no more than $3.50 per share, based upon the market price of the Common Stock at the time of conversion. The Company has granted Purchase Pro registration rights on a PARI PASSU basis with other holders of the Company's Series D Preferred Stock. The Company has amended its Certificate of Designation of Series D Preferred Stock to increase the number of authorized Series D Preferred Shares from 500,000 to 800,000 shares.

The Company and Purchase Pro have also agreed in principle to a reseller arrangement whereby I-Storm will be a non-exclusive independent reseller, to third party end-user customers, of Purchase Pro "Marketplace Software" licenses, maintenance services, hosting services and professional services. It is contemplated that the term of this arrangement will be one year, with automatic one year extensions, unless either party gives a thirty day notice of termination. The parties anticipate execution of a definitive agreement by August 15, 2000.

EXHIBITS

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EXHIBIT 20        PURCHASE PRO.COM, INC. STOCK PURCHASE AGREEMENT

EXHIBIT 20.1      REGISTRATION RIGHTS AGREEMENT

EXHIBIT 99.1      PRESS RELEASE

EXHIBIT 99.2      AMENDED CERTIFICATE OF DESIGNATION OF SERIES D PREFERRED STOCK

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, I-Storm has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            I-STORM, INC.



Date:  July 28, 2000                        By: /s/ Calbert Lai
                                               --------------------------
                                               Calbert Lai
                                               Chief Executive Officer



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